Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 66 to the Registration Statement No. 811-03785 on Form N-1A of Fidelity Advisor Series I, of our reports each dated January 11, 2005 appearing in the Annual Reports to Shareholders of Fidelity Advisor Equity Growth Fund, Fidelity Advisor Growth Opportunities Fund and Fidelity Advisor Mid Cap Fund, and our reports each dated January 14, 2005 appearing in the Annual Reports to Shareholders of Fidelity Advisor Balanced Fund, Fidelity Advisor Equity Income Fund, Fidelity Advisor Equity Value Fund, Fidelity Advisor Growth & Income Fund, Fidelity Advisor Large Cap Fund and Fidelity Advisor Value Strategies Fund, and our report dated January 19, 2005 appearing in the Annual Reports to Shareholders of Fidelity Advisor Strategic Growth Fund for the year ended November 30, 2004.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
January 27, 2005